Exhibit 18.2

November 5, 2008

LeCroy Corporation

Chestnut Ridge, NY

Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of LeCroy Corporation (the Company) for the three months ended September 27, 2008, and have read the Company’s statements contained in note 1 to the consolidated financial statements included therein. As stated in note 1, the Company changed its method of accounting for the classification of certain shipping and handling costs from selling, general and administrative expenses to cost of revenues and states that the newly adopted accounting principle is preferable in the circumstances because the Company believes that the classification of these shipping and handling costs as cost of revenues better reflects the cost of producing and distributing its products and aligns its external financial reporting with the results used internally to evaluate the Company’s operational performance. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to June 28, 2008, nor have we audited the information set forth in the aforementioned note 1 to the consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP